EXHIBIT 99.1




Media Contacts:     Doug Kline/Michael Clark
                    Sempra Energy
                    (877) 866-2066
                    www.sempra.com

Analyst Contact:    Karen Sedgwick
                    Sempra Energy
                    (877) 736-7727

                     SEMPRA ENERGY ANNOUNCES
                     INCREASED 2000 EARNINGS

                New Businesses Continue to Grow,
        SDG&E Files to Manage Undercollected Power Costs


     SAN DIEGO, Jan. 25, 2001 - Sempra Energy (NYSE: SRE) today reported unaudited 2000 earnings of $429 million, or $2.06 per diluted share, compared with $394 million, or $1.66 per diluted share, for the year 1999. Excluding business combination costs, 1999 earnings were $408 million, or $1.72 per diluted share.
     Sempra Energy reported unaudited fourth-quarter 2000 earnings of $95 million, or $0.47 per diluted share, compared with $105 million, or $0.44 per diluted share, for the fourth quarter of 1999.
     The higher earnings for the year were due primarily to improved results in the company's energy trading, generation and international operations. Earnings per share rose as a result of this business growth and the tender-offer repurchase of 36 million shares in the first quarter of 2000. The weighted average number of common shares outstanding (diluted) in 2000 decreased to 208.3 million from 237.6 million in 1999.


                             -more-

     Revenues for Sempra Energy increased 30 percent to $7 billion in the full-year 2000, compared with $5.4 billion in 1999. Included, in 2000, $447 million of accrued but uncollected revenue resulting from a temporary cap on electric rates of San Diego Gas & Electric (SDG&E).
     "These results demonstrate our continued success in implementing our corporate strategy of growing our unregulated energy-service businesses," said Stephen L. Baum, chairman, president and chief executive officer of Sempra Energy. "These businesses made an increasing contribution to earnings in 2000 and represent important long-term growth opportunities for Sempra Energy.
     "At the same time, our California regulated utilities and their customers are facing higher wholesale electricity and natural gas costs, and problems with California's flawed deregulation plan, as well as the broken wholesale electricity market."

Energy Delivery Services
     Net income for SDG&E for the full year 2000 decreased to $145 million, compared to $193 million in the previous year. The primary reason for the decrease was an after-tax charge of 15 cents per share in the third quarter 2000, due to recent legislative and regulatory actions.
     For the fourth quarter 2000, SDG&E reported net income of $38 million, compared to $35 million from the same period in 1999.
     "State law currently subjects SDG&E to a retail rate cap, under which it charges customers far less for power than it costs the utility in the wholesale market, deferring the uncollected balance for future recovery in customer rates," Baum said. "No business can continue indefinitely under this formula."
     Yesterday, SDG&E announced several measures intended to help it preserve its financial health and manage the utility's growing undercollection of the costs of purchasing electricity for customers.


                             -more-

     The measures included an application to the California Public Utilities Commission (CPUC) yesterday to implement a 2.3-cents-per-kilowatt-hour (kWh) surcharge on customer rates. If approved, the surcharge would help the company avoid the financial problems experienced by California's other two large investor-owned electric utilities. The rate surcharge is intended to manage the utility's growing undercollection of the costs of purchasing electricity for customers and provide for the amortization of these costs in customer rates.
     Southern California Gas Company net income for the full-year 2000 rose to $206 million, compared with $200 million in 1999. The increase was due primarily to the sale of shares of Plug Power, a residential-fuel cell developer, and higher winter heating demand by commercial and industrial customers. For the fourth quarter 2000, Southern California Gas Company recorded net income of $56 million, down from $59 million in the same period in 1999.

Energy Trading
     Sempra Energy Trading's net income grew to $155 million in the full-year 2000, compared to $19 million in 1999.
     In the fourth quarter 2000, Sempra Energy Trading's net
income increased to $52 million, compared with $10 million in the year-earlier period.  The increase was primarily due to improved results in oil, natural gas and electricity trading in the United States and Europe amidst volatile international commodity markets.
     Twenty-one percent of Sempra Energy Trading's net trading
revenue came from trading power in the 11-state western region of the United States.
     Sempra Energy Trading's physical trading volumes of natural gas were 8.9 billion cubic feet per day (bcfd) during 2000, compared with
5.8 bcfd in 1999.  Trading volumes of crude oil and liquid
products remained constant at 2.1 million barrels per day (mbd)
in 2000.   In the year 2000, the company traded 61.1 billion kWh
of electricity in the United States and Europe, compared to 19.8 billion kWh in 1999.

                             -more-

Independent Generation
     Sempra Energy Resources, the wholesale power generation subsidiary of Sempra Energy, reported net income of $33 million in 2000, up from $5 million in 1999. The subsidiary began operations at its first power plant in 2000, a 480-megawatt facility near Las Vegas jointly owned with Reliant Energy.
     Fourth-quarter 2000 earnings from Sempra Energy Resources were $14 million, compared with $1 million during the same quarter last year.
     During the fourth quarter 2000, Sempra Energy Resources received key regulatory approvals for two new gas-fired power-plant projects in California and Arizona. On Dec. 6, 2000, the California Energy Commission unanimously approved the Elk Hills
Power Project, a 500-megawatt facility near Bakersfield, Calif.
The second power plant, called Mesquite Power, a 1,000-megawatt facility near Phoenix, received approval from the Arizona
Corporation Commission on Nov. 28, 2000, and the Maricopa County Board of Supervisors on Dec. 6, 2000. Both plants are expected to be completed in 2003.

International Operations
     Sempra Energy International's net income grew to $33 million in 2000, compared to $2 million in 1999. The improvement was due primarily to full-year results of Chilquinta Energia in Chile and Luz del Sur in Peru, acquired in June and September 1999.
     For the fourth quarter 2000, Sempra Energy International's net income grew to $9 million, compared with $5 million during the same quarter 1999.
     Sempra Energy International passed a major regulatory hurdle in Mexico in December 2000, when it received a permit from the Energy Regulatory Commission to build the Mexican segment of the North
Baja Pipeline. The 215-mile pipeline will transport natural gas from Arizona to power plants and industrial clients in Baja California, Mexico. The pipeline is expected to be completed by the third quarter 2002.

                             -more-

Retail Energy Services
     Revenues from Sempra Energy's retail energy services marketing operations in 2000 more than doubled to $596 million, compared with $273 million in 1999. Overall, the retail operations recorded a net loss of $23 million in 2000, compared with a net loss of $11 million in 1999, due to ongoing start-up costs. These operations are concentrated primarily in Sempra
Energy Solutions, which markets integrated energy services solutions to commercial, industrial and institutional customers.
     Sempra Energy Solutions won several significant contracts during the quarter, including an agreement to supply fuel to the Los Angeles County Metropolitan Transportation Authority, operator of the world's largest natural-gas-powered bus fleet.
The first year of supply is valued at $15 million and the contract is renewable for two additional years.
     Sempra Energy Solutions also signed one-year, renewable energy services contracts worth more than $6 million with the MGM
Grand Hotel and Casino and eight other MGM Mirage Properties in
Las Vegas. In addition, the company began a 15-year energy-savings-performance contract for the Goodfellow Air Force Base near San Angelo, Texas.
     During the fourth quarter, Sempra Energy announced the sale of its 72.5-percent stake in Energy America, a U.S.-based energy marketing firm with nearly 400,000 residential and small-business customers in six states, to Centrica plc for $56 million. The transaction, which closed on Jan. 22, 2001, will generate cash for reinvestment in other key areas of Sempra Energy's business strategy and is expected to increase the company's 2001 earnings by approximately 10 cents per share.


                             -more-

Earnings Outlook
     Baum said the company's earnings-per-share outlook for 2001 is approximately $2.20. Regulatory and political developments, particularly at the CPUC, Federal Energy Regulatory Commission and California State Legislature, as well as energy prices and volatility, could cause earnings to vary significantly from current expectations, he said.

Internet Broadcast
     Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. Eastern Time with Baum, Neal E. Schmale, executive vice president and chief financial officer of Sempra Energy, and Frank H. Ault, vice president and controller of Sempra Energy. For access, log onto the Web site at www.sempra.com. For those unable to participate in the live Webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (719) 457-0820 and entering passcode number 766925.
     Sempra Energy (NYSE: SRE), based in San Diego, is a Fortune 500 energy services holding company with 12,000 employees and revenues of $7 billion. Through its eight principal subsidiaries -- Southern California Gas Company, San Diego Gas & Electric, Sempra Energy Solutions, Sempra Energy Trading, Sempra Energy International, Sempra Energy Resources, Sempra Communications and Sempra Energy Financial -- Sempra Energy serves more than 9 million customers in the United States, Europe, Canada, Mexico, South America and Asia.
                               ###
     This press release contains statements that are not historical fact and constitute forward-looking statements. When we use words like "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "should" or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: national, international, regional and local economic, competitive and regulatory conditions and developments; actions by the California Public Utilities Commission, the California State Legislature and the Federal Energy Regulatory Commission; capital market conditions, inflation rates and interest rates; energy markets, including the timing and extent of changes in commodity prices; weather conditions; business, regulatory and legal decisions; the pace of deregulation of retail natural gas and electricity delivery; technological developments; the timing and success of business development efforts; and other uncertainties, all of which are difficult to predict and many of which are beyond the company's control. These risks and uncertainties are further discussed in the company's reports filed with the Securities and Exchange Commission that are available through the EDGAR system without charge at its Web site, www.sec.gov.

                        SEMPRA ENERGY

                                                     TABLE A

CONSOLIDATED INCOME STATEMENT (Unaudited)

                                Three Months      Twelve Months
                                   Ended              Ended
                                December 31        December 31
                               -----------------------------------
In Millions of Dollars,         2000    1999      2000     1999
Except Per Share Amounts
------------------------------------------------------------------
Revenues and Other Income
California utility revenues
  Natural Gas                   $ 969   $ 889    $ 3,305  $ 2,911
  Electric                        717     375      2,184    1,818
Other operating revenues          593     202      1,548      631
Other income                       42       -        106       50
                               -----------------------------------
          Total                 2,321   1,466      7,143    5,410

Expenses
Cost of natural gas               511     395      1,599    1,164
distributed

Electric fuel and net             485     145      1,326      536
purchased power

Operating Expenses                865     542      2,464    1,837

Depreciation and                  143     130        563      879
decommissioning

Franchise payments and other       42      55        180      181
taxes

Preferred dividends /               7       2         26       11
distributions by subsidiaries
                               -----------------------------------
          Total                 2,053   1,269      6,158    4,608
                               -----------------------------------
Income Before Interest and        268     197        985      802
   Income Taxes
Interest expense                   70      44        286      229
                               -----------------------------------
Income Before Income Taxes        198     153        699      573
Income taxes                      103      48        270      179
                               -----------------------------------
Net Income                       $ 95   $ 105      $ 429    $ 394
                               ===================================

Weighted Average Shares       201,760  237,402   208,155  237,245
Outstanding (Basic)*

Weighted Average Shares       202,703  237,563   208,345  237,553
Outstanding (Diluted)*

Net Income Per Share of         $ .47   $ .44     $ 2.06   $ 1.66
Common Stock (Basic)

Net Income Per Share of         $ .47   $ .44     $ 2.06   $ 1.66
Common Stock (Diluted)

Dividends Declared Per Common   $ .25   $ .39     $ 1.00   $ 1.56
Share

*In thousands of shares



KEY CONSOLIDATED BALANCE SHEET STATISTICS (Unaudited)

In Millions of Dollars, Expect Per         December 31
Share Amounts
                                           2000    1999
--------------------------------------------------------
Debt                                     $ 4,204 $3,239
Preferred Stock of Subsidiaries              204    204
Mandatorily Redeemable Trust
   Preferred Securities                      200      -
Common Equity                              2,494  2,986
                                        ----------------
Total Capitalization                     $ 7,102 $6,429
                                        ================
Debt to Total Capitalization                 59%    50%
Book Value per Share                     $ 12.35 $12.58
Cash and Cash Equivalents                  $ 637  $ 487

                        SEMPRA ENERGY

                                                     Table B

BUSINESS UNIT EARNINGS (Unaudited)


                         Three Months           Twelve Month
                             Ended                 Ended
                          December 31           December 31
                         ---------------       ----------------
                         2000   1999   Change    2000     1999  Change
-----------------------------------------------------------------------
Delivery Services
     SoCal Gas            $ 56    $ 59  $ (3)     $206   $200    $6
     SDG&E                  38      35     3       145    193   (48)
                         ----------------------------------------------
          Subtotal          94      94     -       351    393   (42)

Energy Trading              52      10    42       155     19   136
International                9       5     4        33      2    31
Resources                   14       1    13        33      5    28
Retail Services             (6)      -    (6)      (23)   (11)  (12)
Technology Ventures         (2)     (3)    1       (11)    (8)   (3)
Financial                    5       8    (3)       28     28     -
Parent and Other           (71)     (9)  (62)     (137)   (20) (117)
                         ----------------------------------------------
     Subtotal                1      12   (11)       78     15    63

Business-Combination         -      (1)    1         -    (14)   14
Costs
                         ----------------------------------------------
     Total Net Income     $ 95   $ 105  $(10)     $429   $394  $ 35
                         ----------------------------------------------

Shares Outstanding         203     238             208    238
(diluted, in millions)

Earnings per Share       $0.47  $ 0.44  $0.03   $ 2.06  $1.66  $0.40




Financial Highlights
(Unaudited)
                                Three Months   Twelve Months
                                   Ended           Ended
                                December 31     December 31
                                 2000  1999     2000    1999
                               --------------------------------
Capital Expenditures (in
millions)
   SoCalGas                       $ 68  $ 40    $ 198   $ 146
   SDG&E                         $ 117  $ 80    $ 324   $ 245

Authorized Return on Common
Equity
   SoCalGas                          -     -   11.60%    11.60%
   SDG&E                             -     -   10.60%    11.10%

Achieved Return on Common
Equity
   SoCalGas*                         -     -   16.01%    15.18%
   SDG&E*                            -     -   12.22%    15.83%
   Sempra*                           -     -   15.66%    13.36%

*  Excludes business-combination costs in 1999.

                        SEMPRA ENERGY

                                                     Table C

OPERATING STATISTICS (Unaudited)

                                  Twelve       Three Months
                               Months Ended        Ended
                                December 31     December 31
                                2000   1999     2000   1999
--------------------------------------------------------------
Delivery Services (California
Utilities)
--------------------------------------------------------------
Revenues ($ Millions)
 SDG&E                            895    487    2,671  2,207

 SoCalGas (excludes               791    777    2,818  2,522
intercompany sales)

Gas Sales (BCF)                   116    106      391    436

Transportation and Exchange       190    181      740    582
(BCF)
                               -------------------------------
Total Deliveries (BCF)            306    287    1,131  1,018
                               -------------------------------
Total Gas Customers                             5,807  5,725
(Thousands)

Electric Sales (Millions of     4,062  3,745   16,014  15,101
Kwhs)

Direct Access (Millions of        729    908    3,308   3,212
Kwhs)

Total Deliveries (Millions of   4,791  4,653   19,322  18,313
Kwhs)

Total Electric Customers                        1,238   1,218
(Thousands)


Energy Trading
--------------------------------------------------------------
Operating Margins ($ Millions)

     North America                142     34      402     93
     Europe / Asia                 23     15      119     48

Natural Gas (Physical, BCF/Day)  10.9    7.2      8.9    5.8

Electrical (Physical,            18.2    4.4     61.1   19.8
Billions of Kwhs)

Oil & Liquid Products             2.1    2.2      2.1    2.1
(Physical, Millions Bbls/Day)


International (1)
--------------------------------------------------------------
Revenues ($ Millions)             302    227    1,085    952

Natural Gas Sales (BCF)
     Argentina                     47     45      227    242
     Mexico                        26      4       39     12
     Chile                          7      5       26     13

Natural Gas Customers (Thousands)
     Argentina                                  1,300  1,258
     Mexico                                        45     16
     Chile                                         29     16

Electric Sales (Millions of Kwhs)
     Chile                        382    340    1,528  1,392
     Peru                         646    909    3,306  3,446

Electric Customers (Thousands)
     Chile                                        393    382
     Peru                                         689    679



Retail Services
--------------------------------------------------------------
Revenues ($ Millions)
  Commercial and Industrial       145     49      380    162
  Mass Market                      80     44      216    111

(1) Represents 100 percent of these subsidiaries, although all are less than 100 percent owned by Sempra
